FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES FIRST QUARTER FISCAL 2020 FINANCIAL RESULTS

Revenue increased 13% adjusted for dispositions, acquisitions, foreign exchange and commodities

All segments delivered revenue growth, on an adjusted basis, and gross margin improvement

Adjusted EBITDA more than doubled YOY

Toronto, May 6, 2020 - SunOpta Inc. ("SunOpta" or the "Company") (Nasdaq:STKL) (TSX:SOY), a leading global company focused on plant-based foods and beverages, fruit-based foods and beverages, and organic ingredient sourcing and production, today announced financial results for the first quarter ended March 28, 2020.

All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

First Quarter 2020 Highlights:

  Revenues of $335.9 million for the first quarter of 2020, compared to $305.3 million in the first quarter of 2019, an increase of 10.0%. Adjusted for dispositions, acquisitions, foreign exchange and commodity prices, revenues grew by 13.2%.

  Gross margin increased 380 basis points to 13.0% from 9.2% in the prior year.

  Earnings attributable to common shareholders of $1.3 million or $0.01 per diluted common share in the first quarter of 2020, compared to $23.7 million or $0.26 per diluted common share in the first quarter of 2019.  Earnings in the first quarter of 2019 included a pre-tax gain on the sale of the specialty and organic soy and corn business of $45.6 million.  Adjusted earnings¹ excluding disposed operations of $0.9 million or $0.01 per common share during the first quarter of 2020, compared to an adjusted loss of $7.6 million or $0.09 per common share during the first quarter of 2019.

  Adjusted EBITDA¹ excluding disposed operations of $24.3 million or 7.2% of revenues for the first quarter of 2020, versus $11.1 million or 3.6% of revenues in the first quarter of 2019.

"We are well into executing our turnaround plan. We delivered an outstanding first quarter, with 13% adjusted revenue growth and the second highest adjusted EBITDA in the Company's history. The growth and margin strength were broad based, across all three operating segments," said Joe Ennen, Chief Executive Officer of SunOpta. "Our focus and investment in plant-based foods and beverages continues to be a significant driver of revenue and margin growth. We generated 30% adjusted revenue growth in this key segment and doubled gross profit versus prior year. We remain well positioned to capitalize on the rapidly growing plant-based trend. We also continue to make progress on our capital investments to expand capacity and capabilities, supported by our recent preferred equity capital raise. Our Fruit-Based Food and Beverages segment is performing in-line with previously communicated expectations and our productivity initiatives to improve margins are on track. We generated 9% revenue growth in our fruit platform and continued to deliver sequential improvements in gross margin. We have sold through the vast majority of higher priced 2019 inventory related to last year's supply constraints.  We have successfully taken pricing action, delivered productivity improvements and are entering the 2020 procurement season in a very healthy position. Finally, our Global Ingredients segment contributed 6% adjusted revenue growth and saw strong improvement in gross margin. We are successfully executing our strategy of investing and focusing on key ingredient categories, where we can maximize our return on capital."

"Looking ahead for the remainder of 2020, we remain focused on our key initiatives and remain confident in our ability to drive further year-over-year adjusted EBITDA improvement. We have successfully responded to the evolving environment of COVID-19. We have followed government advice as it evolved and are very focused on the health and safety of our employees. Our facilities are operating effectively and uninterrupted and we have maintained high levels of service to all of our customers. We remain well positioned in large and growing categories with strong market positions and are successfully executing our turnaround strategy," continued Ennen.

First Quarter 2020 Results

Revenues for the first quarter of 2020 were $335.9 million, an increase of 10.0% compared to $305.3 million in the first quarter of 2019. Excluding the impact on reported revenues of the soy and corn business sold in February 2019, changes in commodity-related pricing and foreign exchange rates and excluding the impact of the acquisition of Sanmark in April 2019, revenues in the first quarter of 2020 increased by 13.2% compared with the first quarter of 2019.

The Global Ingredients segment generated revenues of $128.4 million, a decrease of 4.8% compared to $134.8 million in the first quarter of 2019. Excluding the impact of the disposed soy and corn business, and changes in commodity-related pricing and foreign exchange rates, Global Ingredients revenue in the first quarter of 2020 increased 5.5% compared to the prior year period, which reflected higher volumes in certain organic ingredient product categories and of premium juice products.

The Plant-Based Foods and Beverages segment generated revenues of $106.2 million during the first quarter of 2020, an increase of 30.7% compared to $81.3 million in the first quarter of 2019. Excluding sunflower price variances, Plant-Based segment revenues in the first quarter increased 29.7% compared to the prior year period, reflecting higher volumes of aseptic beverages, broth offerings, and ingredient extraction.

The Fruit-Based Foods and Beverages segment generated revenues of $101.4 million during the first quarter of 2020, an increase of 13.7% compared to $89.2 million in the first quarter of 2019. Excluding the impact of commodity price fluctuations, Fruit-Based segment revenues in the first quarter increased 9.1% compared to the prior year period, primarily reflecting increased retail volumes and pricing for frozen fruit.

Gross profit was $43.7 million for the quarter ended March 28, 2020, an increase of $15.5 million compared to $28.2 million for the quarter ended March 30, 2019. As a percentage of revenues, gross profit for the quarter ended March 28, 2020 was 13.0% compared to 9.2% for the quarter ended March 30, 2019, an increase of 3.8%. The Plant-Based Foods and Beverages segment accounted for $10.6 million of the increase in gross profit, primarily due to higher sales and production volumes of plant-based beverages, broths and plant-based ingredients, and improved plant utilization and productivity-driven cost savings.  The Fruit-Based Foods and Beverages segment increased gross profit by $3.1 million in the quarter due to increased gross margin, reflecting increased sales, pricing and productivity improvements. The Global Ingredients segment accounted for $1.9 million of the increased gross profit in the quarter primarily due to increased pricing spreads for organic ingredients and premium juice products and productivity improvements in our factories.

Segment operating income¹ was $11.5 million, or 3.4% of revenues in the first quarter of 2020, compared to operating income of $0.3 million, or 0.1% of revenues in the first quarter of 2019. The increase in operating income year-over-year was primarily attributable to the $15.5 million increase in gross profit, partially offset by a year-over-year unfavorable foreign exchange impact of $3.4 million within our Mexican frozen fruit and European organic ingredient operations and increased reserves for credit losses included in SG&A expenses, due to a weaker economic outlook.

Other income of $1.3 million for the first quarter of 2020 reflected the settlement of a dispute arising from a prior business acquisition, offset by employee termination and facility closure costs, mainly related to the consolidation of our corporate office functions.

Adjusted EBITDA¹ was $24.3 million or 7.2% of revenues in the first quarter of 2020, compared to $10.9 million or 3.6% of revenues in the first quarter of 2019. Excluding disposed operations, adjusted EBITDA for the quarter ended March 30, 2019 was $11.1 million.

The Company reported earnings attributable to common shareholders for the first quarter of 2020 of $1.3 million, or $0.01 per diluted common share, compared to earnings of $23.7 million, or $0.26 per diluted common share during the first quarter of 2019. Earnings in the first quarter of 2019 included a pre-tax gain on the sale of the specialty and organic soy and corn business of $45.6 million.

Adjusted earnings¹ in the first quarter of 2020 was $0.9 million or $0.01 per common share, compared to an adjusted loss of $7.9 million or $0.09 per common share in the first quarter of 2019. Please refer to the discussion and table below under "Non-GAAP Measures - Adjusted Earnings/Loss".

Balance Sheet and Cash Flow

At March 28, 2020, SunOpta's balance sheet reflected total assets of $894.4 million and total debt of $469.3 million. During the first quarter of 2020, cash provided by operating activities was $34.7 million, compared to $1.0 million during the first quarter of 2019. The $33.8 million increase in cash provided by operating activities primarily reflects the improved year-over-year operating results, along with more efficient working capital management. Cash used in investing activities was $9.7 million in the first quarter of 2020, compared with $8.0 million in the first quarter of 2019, an increase in cash used of $1.7 million, including a higher level of capital expenditures related to the expansion of our ingredient extraction capabilities.

Conference Call

SunOpta plans to host a conference call at 9:00 A.M. Eastern time on Wednesday, May 6, 2020, to discuss the first quarter financial results. After opening remarks, there will be a question and answer period. This conference call can be accessed via a link on SunOpta's website at www.sunopta.com under the "Investors Relations" section. To listen to the live call over the Internet, please go to SunOpta's website at least 15 minutes early to register, download and install any necessary audio software. Additionally, the call may be accessed with the toll-free dial-in number 1 (833) 979-2699 or International dial-in number 1 (236) 714-2200 using Conference ID 7369963. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days on the Company's website.

¹ See discussion of non-GAAP measures

About SunOpta Inc.

SunOpta Inc. is a leading global company focused on plant-based foods and beverages, fruit-based foods and beverages, and organic ingredient sourcing and production. SunOpta specializes in the sourcing, processing and packaging of organic, natural and non-GMO food products, integrated from seed through packaged products, with a focus on strategic vertically integrated business models.

Forward-Looking Statements

Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, our belief that investment in plant-based foods and beverages will continue to be a significant driver of revenue and margin growth, and our ability to drive further year-over-year adjusted EBITDA improvement. Generally, forward-looking statements do not relate strictly to historical or current facts and are typically accompanied by words such as "continue", "expect", "believe", "anticipate", "estimates", "can", "will", "target", "should", "would", "plans", "becoming", "intend", "confident", "may", "project", "potential", "intention", "might", "predict", "budget", "forecast" or other similar terms and phrases intended to identify these forward-looking statements. Forward-looking statements are based on information available to the Company on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments including, but not limited to, the Company's actual financial results; uninterrupted operations and service levels to our customers during COVID-19; current customer demand for the Company's products and the additional anticipated demand due to COVID-19; general economic conditions; continued consumer interest in health and wellness; the Company's ability to maintain product pricing levels; planned facility and operational expansions, closures and divestitures; cost rationalization and product development initiatives; alternative potential uses for the Company's capital resources; portfolio optimization and productivity efforts; the sustainability of the Company's sales pipeline; the Company's expectations regarding commodity pricing, margins and hedging results; improved availability and field prices for fruit; procurement and logistics savings; freight lane cost reductions; yield and throughput enhancements; and labor cost reductions. Whether actual timing and results will agree with expectations and predictions of the Company is subject to many risks and uncertainties including, but not limited to, potential loss of suppliers and customers as well as supply chain, logistics and other disruptions resulting from or related to COVID-19; unexpected issues or delays with the Company's structural improvements and automation investments; failure or inability to implement portfolio changes, process improvements, go-to-market improvements and process sustainability strategies in a timely manner; changes in the level of capital investment; local and global political and economic conditions; consumer spending patterns and changes in market trends; decreases in customer demand; delayed or unsuccessful product development efforts; potential product recalls; working capital management; availability and pricing of raw materials and supplies; potential covenant breaches under the Company's credit facilities; and other risks described from time to time under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized. The Company undertakes no obligation to publicly correct or update the forward-looking statements in this document, in other documents, or on its website to reflect future events or circumstances, except as may be required under applicable securities laws.

Scott Van Winkle

ICR

617-956-6736

scott.vanwinkle@icrinc.com

Source: SunOpta Inc.

SunOpta Inc.
Consolidated Statements of Operations
For the quarters ended March 28, 2020 and March 30, 2019
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

	Quarter ended
	March 28, 2020	March 30, 2019
	$	$

Revenues	335,949	305,275

Cost of goods sold	292,229	277,069

Gross profit	43,720	28,206

Selling, general and administrative expenses	27,206	26,248
Intangible asset amortization	2,721	2,742
Other income, net	(1,298)	(43,512)
Foreign exchange loss (gain)	2,334	(1,104)

Earnings before the following	12,757	43,832

Interest expense, net	8,280	8,739

Earnings before income taxes	4,477	35,093

Provision for income taxes	1,130	9,498

Net earnings	3,347	25,595

Loss attributable to non-controlling interests	(14)	(54)

Earnings attributable to SunOpta Inc.	3,361	25,649

Dividends and accretion on Series A Preferred Stock	(2,025)	(1,995)

Earnings attributable to common shareholders	1,336	23,654

Earnings per share (1)
Basic	0.02	0.27
Diluted	0.01	0.26

SunOpta Inc.
Consolidated Statements of Operations (continued)
For the quarters ended March 28, 2020 and March 30, 2019
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

		Quarter ended
		March 28, 2020	March 30, 2019

(1)	Earnings per share

	Numerator for basic earnings per share
	Earnings attributable to SunOpta Inc.	$3,361	$25,649
	Less: dividends and accretion on Series A preferred stock	(2,025)	(1,995)
	Earnings attributable to common shareholders	$1,336	$23,654

	Denominator for basic earnings per share
	Basic weighted-average number of shares outstanding	88,161	87,475

	Basic earnings per share	$0.02	$0.27

	Numerator for diluted earnings per share
	Earnings attributable to SunOpta Inc.	$3,361	$25,649
	Less: dividends and accretion on Series A preferred stock	(2,025)	-
	Earnings attributable to common shareholders	$1,336	$25,649

	Denominator for diluted earnings per share
	Basic weighted-average number of shares outstanding	88,161	87,475
	Dilutive effect of the following:
	Stock options and restricted stock units	1,136	191
	Series A preferred stock(a)	-	11,333
	Diluted weighted-average number of shares outstanding	89,297	98,999

	Diluted earnings per share	$0.01	$0.26

(a)  For the quarter ended March 30, 2019, it was more dilutive to assume the Series A Preferred Stock was converted into Common Shares and, therefore, the numerator of the diluted earnings per share calculation was adjusted to add back the dividends and accretion on the Series A Preferred Stock and the denominator was adjusted to include 11,333,333 Common Shares issuable on an if-converted basis.

SunOpta Inc.
Consolidated Balance Sheets
As at March 28, 2020 and December 28, 2019
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars)

	March 28, 2020	December 28, 2019
	$	$

ASSETS
Current assets
Cash and cash equivalents	2,670	1,498
Accounts receivable	149,651	121,445
Inventories	272,475	323,546
Prepaid expenses and other current assets	35,484	35,985
Income taxes recoverable	1,864	7,480
Total current assets	462,144	489,954

Property, plant and equipment	186,815	184,550
Operating lease right-of-use assets	65,246	68,433
Goodwill	28,316	28,422
Intangible assets	147,285	150,009
Deferred income taxes	1,129	-
Other assets	3,481	1,991

Total assets	894,416	923,359

LIABILITIES
Current liabilities
Bank indebtedness	224,864	245,536
Accounts payable and accrued liabilities	122,765	133,529
Customer and other deposits	1,632	37
Income taxes payable	1,725	1,272
Other current liabilities	749	802
Current portion of long-term debt	3,300	2,987
Current portion of operating lease liabilities	16,579	17,215
Current portion of long-term liabilities	2,000	4,286
Total current liabilities	373,614	405,664

Long-term debt	241,106	242,204
Operating lease liabilities	49,350	52,020
Long-term liabilities	1,908	2,011
Deferred income taxes	10,416	9,027
Total liabilities	676,394	710,926

Series A Preferred Stock	84,549	82,524

EQUITY
SunOpta Inc. shareholders' equity
Common shares	318,958	318,456
Additional paid-in capital	37,813	35,767
Accumulated deficit	(213,595)	(214,931)
Accumulated other comprehensive loss	(11,580)	(11,271)
	131,596	128,021
Non-controlling interests	1,877	1,888
Total equity	133,473	129,909

Total equity and liabilities	894,416	923,359

SunOpta Inc.
Consolidated Statements of Cash Flows
For the quarters ended March 28, 2020 and March 30, 2019
(Unaudited)
(Expressed in thousands of U.S. dollars)

	Quarter ended
	March 28, 2020	March 30, 2019
	$	$

CASH PROVIDED BY (USED IN)

Operating activities
Net earnings	3,347	25,595
Items not affecting cash:
Depreciation and amortization	8,922	8,302
Amortization of debt issuance costs	939	655
Deferred income taxes	260	7,327
Stock-based compensation	2,447	(163)
Unrealized loss on derivative contracts	556	112
Gain on settlement of contingent consideration obligation	(2,286)	-
Gain on sale of business	-	(45,579)
Other	(90)	(62)
Changes in non-cash working capital, net of business sold	20,654	4,801
Net cash flows from operating activities	34,749	988

Investing activities
Purchases of property, plant and equipment	(9,689)	(7,974)
Net proceeds from sale of business	-	64,876
Net cash flows from investing activities	(9,689)	56,902

Financing activities
Decrease under line of credit facilities	(19,754)	(54,661)
Borrowings under long-term debt	155	1,852
Repayment of long-term debt	(597)	(723)
Payment of cash dividends on Series A Preferred Stock	(1,700)	(1,700)
Proceeds from the exercise of stock options and employee share purchases	101	228
Payment of debt issuance costs	(2,073)	(314)
Other	(4)	221
Net cash flows from financing activities	(23,872)	(55,097)

Foreign exchange loss on cash held in a foreign currency	(16)	(58)

Increase in cash and cash equivalents in the period	1,172	2,735

Cash and cash equivalents - beginning of the period	1,498	3,280

Cash and cash equivalents - end of the period	2,670	6,015

SunOpta Inc.
Segmented Information
For the quarters ended March 28, 2020 and March 30, 2019
Unaudited
(Expressed in thousands of U.S. dollars)

	Quarter ended
	March 28, 2020	March 30, 2019
	$	$
Segment revenues from external customers:
Global Ingredients	128,352	134,842
Plant-Based Foods and Beverages	106,242	81,276
Fruit-Based Foods and Beverages	101,355	89,157
Total segment revenues from external customers	335,949	305,275

Segment gross profit:
Global Ingredients	16,547	14,692
Plant-Based Foods and Beverages	21,071	10,496
Fruit-Based Foods and Beverages	6,102	3,018
Total segment gross profit	43,720	28,206

Segment operating income (loss):
Global Ingredients	8,114	6,543
Plant-Based Foods and Beverages	13,853	2,528
Fruit-Based Foods and Beverages	(4,702)	(5,605)
Corporate Services	(5,806)	(3,146)
Total segment operating income	11,459	320

Segment gross profit percentage:
Global Ingredients	12.9%	10.9%
Plant-Based Foods and Beverages	19.8%	12.9%
Fruit-Based Foods and Beverages	6.0%	3.4%
Total segment gross profit percentage	13.0%	9.2%

Segment operating income (loss) percentage:
Global Ingredients	6.3%	4.9%
Plant-Based Foods and Beverages	13.0%	3.1%
Fruit-Based Foods and Beverages	-4.6%	-6.3%
Total segment operating income percentage	3.4%	0.1%

Non-GAAP Measures

In addition to reporting financial results in accordance with U.S. GAAP, the Company provides additional information about its operating results regarding segment operating income, adjusted earnings and adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which are not measures in accordance with U.S. GAAP. The Company believes that segment operating income, adjusted earnings and adjusted EBITDA assist investors in comparing performance across reporting periods on a consistent basis by excluding items that are not indicative of its operating performance. The non-GAAP measures of segment operating income, adjusted earnings and adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

In order to evaluate its results of operations, the Company uses certain other non-GAAP measures that it believes enhance an investor's ability to derive meaningful period-over-period comparisons and trends from the results of operations. In particular, the Company evaluates its revenues on a basis that excludes the effects of fluctuations in commodity pricing and foreign exchange rates, and the impacts of acquired or disposed operations and changes in contractual relationships with customers.  In addition, the Company excludes specific items from its reported results that due to their nature or size, it does not expect to occur as part of its normal business on a regular basis. These items are identified in the tables below. These non-GAAP measures are presented solely to allow investors to more fully assess the Company's results of operations and should not be considered in isolation of, or as substitutes for an analysis of the Company's results as reported under U.S. GAAP.

Adjusted Earnings/Loss

When assessing its financial performance, the Company uses an internal measure that excludes charges and gains that it believes are not reflective of normal operations. This information is provided to allow investors to make meaningful comparisons of the Company's operating performance between periods and to view the Company's business from the same perspective as the Company's management. Adjusted earnings/loss and adjusted earnings/loss per diluted share should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

The following is a tabular presentation of adjusted earnings/loss and adjusted earnings/loss per diluted share, including a reconciliation from net earnings/loss, which the Company believes to be the most directly comparable U.S. GAAP financial measure. In addition, in recognition of the sale of the soy and corn business in the first quarter of 2019, the Company has prepared these tables in a columnar format to present the effect of the disposal of these operations on the Company's consolidated results for the current and comparative periods.  The Company believes this presentation assists investors in assessing the results of the operations the Company has disposed and the effect of those operations on its financial performance.

	Excluding
	disposed operations		Disposed operations		Consolidated
		Per Diluted Share		Per Diluted Share		Per Diluted Share
For the quarter ended	$	$	$	$	$	$
March 28, 2020
Net earnings	3,347		-		3,347
Loss attributable to non-controlling interests	14		-		14
Dividends and accretion of Series A Preferred Stock	(2,025)		-		(2,025)
Earnings attributable to common shareholders	1,336	0.01	-	-	1,336	0.01

Adjusted for:
Contingent consideration settlement(a)	(2,286)		-		(2,286)
Costs related to the Value Creation Plan(b)	1,995		-		1,995
Other(c)	29		-		29
Net income tax effect(d)	(135)		-		(135)
Adjusted earnings	939	0.01	-	-	939	0.01

March 30, 2019
Net earnings (loss)	(7,201)		32,796		25,595
Loss attributable to non-controlling interests	54		-		54
Dividends and accretion of Series A Preferred Stock	(1,995)		-		(1,995)
Earnings (loss) attributable to common shareholders	(9,142)	(0.10)	32,796	0.33	23,654	0.26

Adjusted for:
Gain on sale of soy and corn business(e)	-		(45,579)		(45,579)
Costs related to Value Creation Plan(f)	1,858		-		1,858
Product withdrawal and recall costs(g)	260		-		260
Contract manufacturer transition costs(h)	88		-		88
Other(i)	152		-		152
Net income tax effect(d)	(826)		12,489		11,663
Adjusted loss	(7,610)	(0.09)	(294)	-	(7,904)	(0.09)

(a) Reflects a gain on the settlement of the remaining earn-out obligation related to a prior business acquisition, which was recorded in other income.

(b) Reflects employee retention costs of $0.5 million and professional fees of $0.6 million recorded in SG&A expenses; and employee termination costs of $1.0 million (offset by a $0.5 million reversal of previously recognized stock-based compensation related to forfeited awards previously granted to terminated employees), and facility closure costs of $0.4 million recorded in other expense.

(c) Other includes losses on the disposal of assets, which were recorded in other expense.

(d) Reflects the tax effect of the preceding adjustments to earnings and reflects an overall estimated annual effective tax rate of approximately 30% for the quarter ended March 28, 2020 (March 30, 2019 - 27%) on adjusted earnings/loss before tax.

(e) Reflects the gain on sale of the soy and corn business, net of transaction costs, which was recorded in other income.

(f) Reflects professional fees and employee retention costs of $0.2 million recorded in SG&A expenses; and employee termination costs of $2.9 million, recruitment costs of $0.6 million, and facility closure costs of $0.3 million, offset by a $2.1 million reversal of previously recognized stock-based compensation related to forfeited awards previously granted to terminated employees, all recorded in other expense.

(g) Reflects product withdrawal and recall costs that were not eligible for reimbursement under insurance policies or exceeded the limits of those policies, including costs related to the recall of certain sunflower kernel products initiated in the second quarter of 2016, which were recorded in other expense.

(h) Reflects costs to transition certain production activities to a new contract manufacturer, which were recorded in cost of goods sold.

(i) Other included insurance deductibles, which were recorded in other expense.

We believe that investors' understanding of our financial performance is enhanced by disclosing the specific items that we exclude to compute adjusted earnings/loss.  However, adjusted earnings/loss is not, and should not be viewed as, a substitute for earnings prepared under U.S. GAAP.  Adjusted earnings/loss is presented solely to allow investors to more fully understand how we assess our financial performance.

Segment Operating Income/Loss and Adjusted EBITDA

The Company defines segment operating income/loss as net earnings/loss before income taxes, interest expense and other income/expense items, and adjusted EBITDA as segment operating income/loss plus depreciation, amortization, non-cash stock-based compensation, and other unusual items that affect the comparability of operating performance as identified above in the determination of adjusted earnings/loss. The following is a tabular presentation of segment operating income/loss and adjusted EBITDA, including a reconciliation to net earnings/loss, which the Company believes to be the most directly comparable U.S. GAAP financial measure. In addition, as with adjusted earnings/loss presented above, the Company has prepared these tables in a columnar format to present the effect of the disposal of the soy and corn business on the Company's consolidated results for the current and comparative periods. The Company believes this presentation assists investors in assessing the results of the operations the Company has disposed and the effect of those operations on its financial performance.

	Excluding
	disposed operations	Disposed operations	Consolidated
For the quarter ended	$	$	$
March 28, 2020
Net earnings	3,347	-	3,347
Provision for income taxes	1,130	-	1,130
Interest expense, net	8,280	-	8,280
Other income, net	(1,298)	-	(1,298)
Total segment operating income	11,459	-	11,459
Depreciation and amortization	8,922	-	8,922
Stock-based compensation(a)	2,906	-	2,906
Costs related to Value Creation Plan(b)	1,036	-	1,036
Adjusted EBITDA	24,323	-	24,323

March 30, 2019
Net earnings (loss)	(7,201)	32,796	25,595
Provision for (recovery of) income taxes	(2,879)	12,377	9,498
Interest expense, net	8,739	-	8,739
Other expense (income), net	2,067	(45,579)	(43,512)
Total segment operating income (loss)	726	(406)	320
Depreciation and amortization	8,173	129	8,302
Stock-based compensation(a)	1,939	-	1,939
Costs related to Value Creation Plan(b)	203	-	203
Contract manufacturer transition costs(c)	88	-	88
Adjusted EBITDA	11,129	(277)	10,852

(a) For the first quarters of 2020 and 2019, stock-based compensation of $2.9 million and $1.9 million, respectively, was recorded in SG&A expenses, and the reversal of $0.5 million and $2.1 million, respectively, of previously recognized stock-based compensation related to forfeited awards previously granted to terminated employees was recognized in other income.

(b) For the first quarters of 2020 and 2019, reflects professional fees and employee retention costs of $1.0 million and $0.2 million, respectively, recorded in SG&A expenses.

(c) Reflects costs to transition certain production activities to a new contract manufacturer, which were recorded in cost of goods sold.